Exhibit 99.1

Neonode® Reports Quarter Ended March 31, 2013
Financial Results

SANTA CLARA, CA. – May 8, 2013 – Neonode Inc. (NASDAQ: NEON), ), the optical touch technology company featuring the Multisensing® Touch Technology, today reported financial results for its first quarter ended March 31, 2013.

Recent Highlights:
●	Entered into partnership with a Tier One PC Semiconductor OEM to jointly develop a PC reference and automotive platform
●	In discussions with Tier One PC OEMs regarding PC designs
●	Signed 3 new technology license agreements with Auto In-Car-Entertainment (ICE) OEMs, including two Top-Ten global brands
●	Signed a new license agreement with smartphone and tablet OEM in China
●	Were awarded 3 new patents in 2013, bringing the patent total to 12, with 72 pending patents applications

“Our performance for the quarter ended March 31, 2013 is in line with our internal expectations, and is reflective of the seasonality for our customers’ production” said Thomas Eriksson, Neonode CEO. “More significantly, however, during 2013, we have made significant leaps, particularly in our PC-related technologies, and have experienced growing traction with new and old customers.”

“Our initial customers in tablets, printers, and handsets still expect to start ramping in the second-half of 2013. One of our automotive customers are already in production for after-market infotainment products, and we expect our expanding Tier-One auto customer base will ramp in volume as-early-as next year. Most significantly, we now believe that Neonode will emerge as a key player in the Windows notebook PC space, within the coming year. That said, we will continue to reiterate that since we are a licensing company, with our growth prospects tied to new markets and customers, our visibility of precise rollout dates and ramps is still limited.,” continued Eriksson.

“Finally, in conjunction with our legal and patent advisors, we have conducted and in-depth analysis of our IP position over the last year, while actively filing for complementary follow-on and new patents. To date, we have 12 patents issued, and have 72 more patents pending. Our next step is to “decide” the final organizational structure to enable us to maximize the value of our IP. Until this decision is finalized, we will not comment further about this topic.” concluded Eriksson.

Financial Results for the First Quarter of 2013
For the first quarter ended March 31, 2013, net revenues decreased 53% to $0.5 million, compared to $1.2 million for the same period in 2012 as a result of a decrease in license fees related to customer product shipments plus a decrease in our engineering fees. Our net revenues for the three months ended March 31, 2013 included $0.5 million from technology license fees related to product shipments by six customers plus $10,000 in fees for engineering design services. Our net revenues for the three months ended March 31, 2012 included $0.9 million from technology license fees related to product shipments by four customers plus $0.3 million in fees for engineering design services.

Cost of revenues for the first quarter of 2013 decreased 94% to $16,000, compared to $0.2 million for the first quarter of 2012.  In the first quarter of 2013, we recorded $0.5 million of costs associated with engineering design services in our work in process account included in prepaid expenses and other current assets on the consolidated balance sheet. The engineering design services costs will be expensed as cost of revenue when the corresponding non-recurring engineering service fees (“NRE”), currently include in deferred revenue are recognized. Product R&D for the first quarter of 2013 increased 138% to $1.6 million, compared to $0.7 million in the first quarter of 2012 due to an increase in staffing and an increase in new technology development activities. Sales and marketing expenses for the first quarter of 2013 increased less than 1% to $0.8 million, compared to $0.8 million in the first quarter of 2012. General and administrative expenses for the first quarter of 2013 increased 66% to $1.7 million from $1.0 million in the first quarter of 2012 due primarily to staffing increases and legal expenses related to patent filings, corporate and SEC compliance, and customer contracts.

Included in our operating expense for the three months ended March 31, is non-cash warrant and stock option expense as follows: (in thousands)

	2013	2012

Product research and development	$60	$10
Sales and marketing	196	24
General and administrative	330	--
Stock compensation expense	$586	$34

Net loss for the first quarter of 2013 was $3.6 million, or $0.11 loss per share, compared with net loss of $1.6 million, or $0.05 loss per share, for the comparable quarter last year.

Conference Call Information
The Company will host a conference call Wednesday, May 8, 2013 at 10:00 a.m. Eastern Time featuring remarks by Thomas Eriksson, CEO of Neonode, and David Brunton, CFO of Neonode.  Please use the following link to register for the call: https://us.reg.meeting-stream.com/neonode_050813/

The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or (678) 607-2005 (international).  To access the call all participants must use the following code: 46308470. Please make sure to call at least five minutes before the scheduled start time.

For interested individuals unable to join the live event, a link will be available on http://www.neonode.com/investor-relations for 30 days following the call. To access the replay of the call, use the following code: 41263502. Also, a replay of the call will be available through July 8, 2013 at (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international).

About Neonode
Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing, remarkably high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing® technology is developed for a wide range of devices like mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment, automotive or inflight infotainment systems. NEONODE, the NEONODE Logo, MultiSensing and zFORCE are trademarks of Neonode Inc. registered in the United States and other countries. For more information please visit www.neonode.com.

.Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

© 2012 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:
Investor Relations:
Daniel Gelbtuch
P:  +1 917.509.9582
Email: daniel.gelbtuch@neonode.com

Media Contact:
Annica Englund
P : +1 408.496.6722 #122
Email: annica.englund@neonode.com

# # #

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash	$7,582	$9,097
Accounts receivable	812	2,123
Prepaid expenses and other current assets	731	550
Total current assets	9,125	11,770

Deposit	68	68
Property and equipment, net	328	330
Total assets	$9,521	$12,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$321	$539
Accrued expenses	984	804
Deferred revenue	2,920	2,725

Total current liabilities	4,225	4,068

Total liabilities	4,225	4,068

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, 444,541 shares authorized with par value
$0.001 per share; 0 and 83 shares issued and outstanding at
March 31, 2013 and December 31, 2012, respectively
(In the event of dissolution, each share of Series A Preferred stock has a liquidation preference equal to par value of $0.001 over the
shares of common stock)	--	--
Series B Preferred stock, 54,425 shares authorized with par
value $0.001 per share; 83 and 95 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation
preference equal to par value of $0.001 over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized with par value $0.001 per share;
32,875,625 and 33,331,182 shares issued and outstanding at
March 31, 2013 and December 31, 2012, respectively	34	33
Additional paid-in capital	147,429	146,677
Accumulated other comprehensive income	18	5
Accumulated deficit	(142,185)	(138,615)
Total stockholders' equity	5,296	8,100
Total liabilities and stockholders' equity	$9,521	$12,168

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2013	2012

Net revenues	$548	$1,164
Cost of revenues	16	249
Gross margin	532	915

Operating expenses:
Product research and development	1,634	687
Sales and marketing	805	799
General and administrative	1,652	995

Total operating expenses	4,091	2,481

Loss before provision for income taxes	(3,559)	(1,566)

Provision for income taxes	11	22

Net loss	$(3,570)	$(1,588)

Loss per common share:
Basic and diluted loss per share	$(0.11)	$(0.05)

Basic and diluted – weighted average
number of common shares outstanding	33,511	32,809

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net loss	$(3,570)	$(1,588)
Other comprehensive gain (loss):
Foreign currency translation adjustments	13	44
Total comprehensive loss	$(3,557)	$(1,544)

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,570)	$(1,588)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Stock-based compensation expense	586	34
Depreciation and amortization	32	18
Changes in operating assets and liabilities:
Accounts receivable	1,316	2,273
Prepaid expenses and other current assets	(186)	(26)
Accounts payable and accrued expenses	(36)	(199)
Deferred revenue	195	11
Net cash (used in) provided by operating activities	(1,663)	523

Cash flows from investing activities:
Purchase of property and equipment	(28)	(201)
Net cash used in investing activities	(28)	(201)

Cash flows from financing activities:
Proceeds from stock option exercises	167	--
Net cash provided by financing activities	167	--

Effect of exchange rate changes on cash	9	45

Net decrease (increase) in cash	(1,515)	367

Cash at beginning of period	9,097	12,940
Cash at end of period	$7,582	$13,307

Supplemental disclosure of cash flow information:
Income taxes paid	$11	$22